Filed Pursuant to Rule 424(b)(3)

File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 19

(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 19 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011, prospectus supplement No. 2 dated May 31, 2011, prospectus supplement No. 3 dated July 8, 2011, prospectus supplement No. 4 dated August 11, 2011, prospectus supplement No. 5 dated August 15, 2011, prospectus supplement No. 6 dated October 6, 2011, prospectus supplement No. 7 dated October 18, 2011, prospectus supplement No. 8 dated November 14, 2011, prospectus supplement No. 9 dated November 17, 2011, prospectus supplement No. 10 dated November 29, 2011, prospectus supplement No. 11 dated November 30, 2011, prospectus supplement No. 12 dated December 1, 2011, prospectus supplement No. 13 dated December 6, 2011, prospectus supplement No. 14 dated December 14, 2011, prospectus supplement No. 15 dated December 16, 2011, prospectus supplement No. 16 dated March 13, 2012, prospectus supplement No. 17 dated March 14, 2012 and prospectus supplement No. 18 dated March 28, 2012 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On April 2, 2012, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on form 8-K which included the attached information.

The date of this prospectus supplement is April 2, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2012

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-173514; 333-165975; 333-150885; 333-158745	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

Merger Agreement

On March 28, 2012, NCO Group, Inc. (the “Company”), entered into an agreement and plan of merger (as amended, the “Merger Agreement”) pursuant to which the business of the Company will be combined with the business of APAC Customer Services, Inc. to build market leadership in business process outsourcing and customer care solutions (the “Merger”). The combined company resulting from the Merger, which has been approved by the Company’s board of directors and stockholders, had annual revenues during 2011 on a pro forma basis of almost $2 billion. Further, based on previous announcements by Moody’s Investors Service and Standard & Poor’s, the Company expects that its current corporate ratings will be upgraded by each such credit agency two levels to new ratings of “B2” and “B”, respectively, as a result of the Merger, the New Debt Financing (as defined and described below) and the other transactions described in this Current Report.

In connection with the Merger, the Company anticipates entering into a new first lien credit facility (consisting of a five (5) year revolving credit facility and a six (6) year term loan) and a six and one-half (6½) year second lien term loan facility, totaling in the aggregate almost $1 billion inclusive of availability of approximately $100 million under the revolving credit facility (the “New Debt Financing”). The Company will use a portion of the proceeds from the New Debt Financing to pay off the existing borrowings under the Company’s current November 15, 2006 credit agreement, as amended, and purchase and/or redeem all of its outstanding existing notes (i.e., $200 million aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 (CUSIP No. 65338LAA7) and $165 million aggregate principal amount of Floating Rate Senior Notes due 2013 (CUSIP No. 65338LAB5)).

The Merger and New Debt Financing are scheduled to close tomorrow, April 3, 2012.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Supplemental Indentures

On March 28, 2012, the Company and The Bank of New York Mellon (the “Trustee”) executed: (i) the eighth supplemental indenture amending the indenture governing the 2014 Notes (the “2014 Notes Eighth Supplemental Indenture”) and (ii) the eighth supplemental indenture amending the indenture governing the 2013 Notes (the “2013 Notes Eighth Supplemental Indenture” and together with the 2014 Eighth Supplemental Indenture, the “Eighth Supplemental Indentures”). The Eighth Supplemental Indentures eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indentures governing the Existing Notes. The Eighth Supplemental Indentures will not become effective until the Company accepts for payment such Existing Notes tendered in the Offers, which is expected to occur tomorrow, April 3, 2012.

The foregoing summary of the material provisions of the Eighth Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to the 2014 Eighth Supplemental Indenture and the 2013 Eighth Supplemental Indenture, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 — Other Events

The information provided in Item 1.01 above is hereby incorporated herein by reference

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Certain statements in this current report, including, without limitation, statements as to a potential combination with APAC, statements as to the New Debt Financing, including the new debt structure and the use of the proceeds thereof to refinance substantially all of the outstanding indebtedness of the Company, and all other statements in this current report, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

No.	Description

2.1	Agreement and Plan of Merger, dated as of March 28, 2012, by and among the Company, EGS Holdings, Inc., Expert Global Solutions, LLC and NCO Merger Sub, Inc. (conformed copy)
4.1	Eighth Supplemental Indenture, dated as of March 28, 2012, by the Company and The Bank of New York Mellon, as trustee, related to the 11.875% Senior Subordinated Notes due 2014
4.2	Eighth Supplemental Indenture, dated as of March 28, 2012, by the Company and The Bank of New York Mellon, as trustee, related to the Floating Rate Senior Notes due 2013

The Merger Agreement contains representations, warranties and covenants that the Company and the other parties thereto made to each other as of a specific date solely for purposes of the Merger Agreement, and no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: April 2, 2012	By:	/s/ Joshua Gindin
	Name:	Joshua Gindin
	Title:	Executive Vice President and General Counsel

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Exhibits

No.	Description

2.1	Agreement and Plan of Merger, dated as of March 28, 2012, by and among the Company, EGS Holdings, Inc., Expert Global Solutions, LLC and NCO Merger Sub, Inc. (conformed copy)
4.1	Eighth Supplemental Indenture, dated as of March 28, 2012, by the Company and The Bank of New York Mellon, as trustee, related to the 11.875% Senior Subordinated Notes due 2014
4.2	Eighth Supplemental Indenture, dated as of March 28, 2012, by the Company and The Bank of New York Mellon, as trustee, related to the Floating Rate Senior Notes due 2013

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Exhibit 2.1

Conformed Copy

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 28, 2012, as amended April 2, 2012, is by and among NCO Group, Inc., a Delaware corporation (“NCO”), EGS Holdings, Inc., a Delaware corporation (“New Parent”), Expert Global Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of New Parent (“EGS LLC”), and NCO Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of EGS LLC (“Merger Sub,” and together with NCO, New Parent and EGS LLC, the “Parties”).

WHEREAS, the Parties desire to (i) combine the business of NCO with the business of APAC Customer Services, Inc., an Illinois corporation (“APAC”), pursuant to certain reorganization transactions (the “Reorganization Transactions”) and (ii) refinance the existing indebtedness of NCO and APAC pursuant to the Refinancing (as herein defined);

WHEREAS, immediately prior to, but contingent upon, the consummation of the Merger, the Amended and Restated Certificate of Incorporation of New Parent shall be amended and restated to read substantially as set forth in the form attached hereto as Exhibit A (“New Parent’s Second Restated Certificate”);

WHEREAS, concurrently with, but contingent upon, the consummation of the Merger and immediately after the effectiveness of New Parent’s Second Restated Certificate, each of One Equity Partners II, L.P., OEP II Co-Investors, L.P., OEP II Partners Co-Invest, L.P. and One Equity Partners IV, L.P. (“OEP IV”), each a Cayman Islands limited partnership (collectively, the “OEP Entities”) will, pursuant to an Exchange Agreement, substantially in the form attached hereto as Exhibit B, by and among New Parent and the OEP Entities, exchange each outstanding share of New Parent Existing Series A Preferred Stock, New Parent Existing Series B-1 Preferred Stock, New Parent Existing Series B-2 Preferred Stock, New Parent Existing Series C Preferred Stock, New Parent Existing Class L-1 Common Stock and New Parent Existing Class A Common Stock for newly issued shares of Series A 15% PIK Preferred Stock, par value $.01 per share (the “New Parent New Series A Preferred Stock”), Class L Common Stock, par value $.01 per share (the “New Parent New Class L Common Stock”), and Class A Common Stock, par value $.01 per share (the “New Parent Class A Common Stock”) of New Parent as authorized under New Parent’s Second Restated Certificate, in accordance with the terms thereof and as set forth on Schedule I thereto (the “New Parent Recapitalization”);

WHEREAS, concurrently with the consummation of the Reorganization Transactions and as a condition to the Merger, the Parties intend to consummate a series of related refinancing transactions pursuant to which (i) NCO will acquire through two concurrent tender offers any and all of its issued and outstanding 11.875% Senior Subordinated Notes due 2014 and Floating Rate Senior Notes due 2013 (such notes, “NCO’s Existing Notes”) and, if any of NCO’s Existing Notes remain outstanding after the consummation of the tender offer, redeem or otherwise repay all of such outstanding NCO’s Existing Notes, (ii) EGS LLC, NCO, APAC and certain of their subsidiaries will enter into (a) a new $795,000,000 first lien senior secured credit facility comprised of a $675,000,000 term loan and $120,000,000 revolving line of credit and (b)

a new $200,000,000 second lien secured credit facility comprised solely of a $200,000,000 term loan, (iii) NCO shall use the borrowings of the term loans under the new senior credit facilities to (x) repay NCO’s existing credit facility, which shall in no event occur prior to consummation of the merger of Blackhawk Acquisition Parent, LLC with and into APAC, (y) acquire, redeem or otherwise repay NCO’s Existing Notes and (z) pay the fees and expenses required to be paid by NCO in connection with the Reorganization Transactions and the Refinancing, and (iv) the APAC bridge loan owed to OEP IV will be retired and exchanged for a new loan incurred by New Parent (such transactions collectively, the “Refinancing”); and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, each Party agrees as follows:

ARTICLE I.
THE MERGER

1.1                                 The Merger.  At the Effective Time, and subject to this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into NCO (the “Merger”), whereupon Merger Sub’s separate existence shall cease and NCO shall continue as the surviving corporation and shall continue to be governed by the laws of the State of Delaware. Simultaneously with the consummation of the Merger, NCO will change its name to “Expert Global Solutions, Inc.” Expert Global Solutions, Inc. as the surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”

1.2                                 Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article V hereof, the closing of the Merger (the “Closing”) will take place concurrently with the closing of the Refinancing at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036 (such date, the “Closing Date”).

1.3                                 Effective Time.  The Parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) in substantially the form of Schedule A attached hereto, meeting the requirements of the DGCL, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the date and time of such filing being the “Effective Time.”)

1.4                                 Effect of the Merger.

(a)                                  At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, NCO shall continue in existence as the surviving corporation and without further transfer, succeed to and possess all rights, privileges, powers and franchises of Merger Sub, and all the business, assets, property, debts, liabilities and duties of whatever kind and character of Merger Sub shall vest in the Surviving Corporation without further action; thereafter, the Surviving Corporation shall be liable for all the liabilities and obligations of Merger Sub.

(b)                                 The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except as amended hereby to change the name to “Expert Global Solutions, Inc.”, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The bylaws of Merger Sub in effect immediately prior to the Merger shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

(c)                                  The directors of Merger Sub and officers of NCO as in effect immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their earlier death, resignation or removal.

(d)                                 As a result of the Merger, at and as of the Effective Time, by virtue of the Merger without any action on the part of the Parties:

(i)                                     Each share of (a) NCO Series A Preferred Stock, (b) NCO Series B-1 Preferred Stock, (c) NCO Series B-2 Preferred Stock, (d) NCO Class L Common Stock, and (e) NCO Class A Common Stock held by NCO as treasury stock or held by EGS LLC immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(ii)                                  Each share of NCO Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(d)(i) hereof and Dissenting Shares (as defined below)) shall be converted into the right to receive newly issued, fully paid and non-assessable shares of New Parent New Series A Preferred Stock and newly issued, fully paid and non-assessable shares of New Parent New Class A Common Stock at the ratio of 4.0782669360 shares of New Parent New Series A Preferred Stock and 4.0782669360 shares of New Parent New Class A Common Stock in exchange for $1,000.00 of aggregate Unpaid Yield of each share of NCO Series A Preferred Stock (the “Series A Merger Consideration”).

(iii)                               Each share of NCO Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(d)(i) hereof and Dissenting Shares) shall be converted into the right to receive newly issued, fully paid and non-assessable shares of New Parent New Class L Common Stock at the ratio of 10.7927079383 shares of New Parent New Class L Common Stock in exchange for $1,000.00 of aggregate Base Amount and Unpaid Yield of each share of NCO Series B-2 Preferred Stock (the “Series B-2 Merger Consideration”).

(iv)                              Each share of NCO Class L Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(d)(i) hereof and Dissenting Shares) shall be converted into the right to receive newly issued, fully paid and non-assessable shares of New Parent New Class L Common Stock at the ratio of 4.0782669360 shares of New Parent New Class L Common Stock in exchange for $1,000.00 of Unpaid Yield of each share of NCO Class L Common Stock (the “Class L Merger

Consideration” and, collectively with the Series A Merger Consideration and the Series B-2 Merger Consideration, the “Merger Consideration”))

(v)                                 Each share of NCO Class A Common Stock issued and outstanding immediately prior to the Effective Time, including shares originally issued under the Amended and Restated NCO Group, Inc. Restricted Share Plan, (other than shares canceled pursuant to Section 1.4(d)(i) hereof and Dissenting Shares) shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

In accordance with the foregoing clauses (i)-(v), if the merger is consummated on March 30, 2012, each holder of issued outstanding capital stock of NCO (other than EGS LLC) shall have the right to receive in the Merger the Merger Consideration, if any, set forth opposite his, her or its name on Schedule I hereto in exchange for the shares of issued and outstanding capital stock of NCO held by such stockholder as of March 30, 2012 as set forth on Schedule I. If the Closing shall occur on a date other than March 30, 2012, the amounts in Schedule I shall be revised to set forth the Merger Consideration as of such later date.

Each share of NCO Series A Preferred Stock, NCO Series B-2 Preferred Stock, NCO Class L Common Stock and NCO Class A Common Stock to be cancelled or converted into the right to receive the Merger Consideration as provided in this Section 1.4(d) shall be automatically canceled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such NCO Series A Preferred Stock, NCO Series B-2 Preferred Stock, NCO Class L Common Stock and NCO Class A Common Stock shall cease to have any rights with respect to such NCO Series A Preferred Stock, NCO Series B-2 Preferred Stock, NCO Class L Common Stock and NCO Class A Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares, the applicable Merger Consideration, if any, without interest thereon.

(e)                                  As a result of the Merger, at and as of the Effective Time, by virtue of the Merger without any action on the part of the Parties, each common share, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid common share, par value $.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(f)                                    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of NCO Series A Preferred Stock, NCO Series B-2 Preferred Stock, NCO Class L Common Stock or NCO Class A Common Stock occurs as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Series A Merger Consideration, Series B-1 Merger Consideration, the Series B-2 Merger Consideration and Class L Merger Consideration, respectively, as provided in Section 1.4(d) shall be equitably adjusted, if necessary, as the Parties shall agree in good faith to reflect such change.

1.5                                 Exchange of Certificates.

(a)                                  As promptly as practicable following the Effective Time and in any event not later than the tenth day thereafter, the Surviving Corporation shall mail (or make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of NCO capital stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Surviving Corporation and which shall be in the form and have such other provisions as New Parent and the Surviving Corporation may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration, if any, into which the number of shares of NCO capital stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement.

(b)                                 Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Surviving Corporation, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration, if any, for each share of NCO capital stock formerly represented by such Certificate or Book-Entry Share, to be mailed within five business days following the Surviving Corporation’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Surviving Corporation shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Surviving Corporation may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

1.6                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article I.

1.7                                 Dissenting Shares.  Notwithstanding Sections 1.4(d)(ii) to 1.4(d)(vi) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of NCO capital stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the applicable Merger Consideration, but in lieu thereof shall be cancelled and the holders of such Dissenting Shares shall be entitled to receive in respect thereof only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of NCO capital stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation.

1.8                                 Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of NCO of shares of NCO capital stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, subject to Section 1.7, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 1.4(d) hereof, for each share of capital stock formerly represented by such Certificates.

ARTICLE II.
REPRESENTATIONS AND WARRRANTIES OF NEW PARENT

Except as disclosed in the corresponding sections or subsections of the separate disclosure letter which has been delivered by New Parent to NCO prior to the execution of this Agreement (the “New Parent Disclosure Letter”), New Parent hereby represents and warrants to NCO as follows; provided, that notwithstanding any other provision of this Agreement, neither New Parent nor any of its Affiliates are making any representations nor shall have any liability hereunder with respect to (x) the period (or any event, development or state of circumstances that existed) prior to October 14, 2011 or (y) any event, development or state of circumstances of which NCO had knowledge prior to the execution and delivery of this Agreement:

2.1                                 Organization and Qualification; Subsidiaries.  Each of New Parent, EGS LLC and Merger Sub (together, the “EGS Entities”) is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

2.2                                 Certificate of Incorporation and Bylaws.  New Parent has made available to NCO a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents), each as amended to date, of each of the EGS Entities. The certificate of incorporation and the bylaws (or equivalent organizational documents) of each of the EGS Entities are in full force and effect. None of the EGS Entities is in violation of any provision of its certificate of incorporation or the bylaws (or equivalent organizational documents), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of New Parent, EGS LLC or Merger Sub to timely perform their respective obligations under and consummate the Merger and the other transactions contemplated by this Agreement.

2.3                                 Capitalization.

(a)                                  Immediately after the Effective Time, the authorized capital stock of New Parent shall consist of 31,200,000 shares, divided into three classes consisting of (i) 18,000,000 shares of Preferred Stock, par value $.01 per share, 15,000,000 shares of which are designated as New Parent New Series A Preferred Stock, (ii) 1,200,000 shares of New Parent New Class L Common Stock and (iii) 12,000,000 shares of New Parent New Class A Common Stock. As of immediately after the Effective Time, (i) 5,999,999.99999 shares of New Parent New Series A Preferred Stock, (ii) 475,624.76298 shares of New Parent New Class L Common Stock and (iii) 5,999,999.99999 shares of New Parent New Class A Common Stock will be issued and outstanding. As of the date hereof, no shares of New Parent capital stock were held in treasury.

(b)                                 Each of the issued and outstanding membership interests of EGS LLC and shares of capital stock of APAC is directly or indirectly owned by New Parent, free and clear of all Liens.

(c)                                  Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which New Parent, EGS LLC or APAC is a party or by which New Parent, EGS LLC or APAC is bound obligating New Parent, EGS LLC or APAC to issue, redeem, deliver or sell, or cause to be issued, redeemed, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, New Parent, EGS LLC or APAC or obligating New Parent, EGS LLC or APAC to issue, redeem, grant, extend or enter into any such security, option, warrant, call, right or contract, or obligating New Parent, EGS LLC or APAC to make any payments directly or indirectly based (in whole or in part) on the price or value of its or their capital stock or other equity or voting interests. There are no voting trust or other agreements or understandings to which New Parent, EGS LLC or APAC is a party with respect to the voting or registration, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock or other equity or voting interests of New Parent, EGS LLC or APAC.

(d)                                 As of the date hereof, except for indebtedness under that certain $158,514,426.88 Loan and Security Agreement, dated as of October 14, 2011, by and among Blackhawk Acquisition Parent, LLC, as borrower, OEP IV, as lender, and the guarantors party thereto, there is no outstanding indebtedness for borrowed money of the EGS Entities and APAC (not including intercompany indebtedness or, for the avoidance of doubt, operating or capital leases).

2.4                                 Authority Relative to Agreement.  Each of the EGS Entities has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the EGS Entities and the consummation by the EGS Entities of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of the EGS Entities, and no other corporate or limited liability company proceedings on the part of the EGS Entities are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by each of the EGS Entities and, assuming the due authorization, execution and delivery by NCO, this Agreement constitutes a legal, valid and binding obligation of each of the EGS Entities, enforceable against each of the EGS Entities in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

2.5                                 No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by each of the EGS Entities does not, and the performance of this Agreement by each of the EGS Entities and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of the EGS Entities.

(b)                                 The execution and delivery of this Agreement by each of the EGS Entities does not, and the consummation by the EGS Entities of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as provided under the DGCL, and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the EGS Entities to timely perform their respective obligations under and consummate the Merger and the other transactions contemplated by this Agreement.

2.6                                 Financial Statements.  Section 2.6 of the New Parent Disclosure Letter lists all of the financial statements of APAC and its consolidated subsidiaries that APAC has provided to the EGS Entities since October 14, 2011, and true and correct copies of each of such financial statements have been made available by New Parent to NCO.

2.7                                 Absence of Certain Changes or Events.  Since October 14, 2011, to the Knowledge of New Parent, (i) except in connection with this Agreement, the Reorganization Transactions, the Refinancing or that certain Shared Services Agreement, dated October 20, 2011, by and between NCO and APAC, the business of APAC and its subsidiaries has been conducted, in all material respects, in the ordinary course of business, and (ii) there has not been any event, development or state of circumstances that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on APAC and its subsidiaries, taken as a whole.

2.8                                 Brokers.  No broker, finder, investment banker or other firm or person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of New Parent or any of its Affiliates.

2.9                                 Transactions with Affiliates.  Except as set forth on Section 2.9 of the New Parent Disclosure Letter, from and including October 14, 2011, APAC and its subsidiaries have not entered into any arrangements or commitments or contracts with, or made any payments to One Equity Partners or any of its Affiliates (other than any payments made in the ordinary course of business to JP Morgan Chase or its subsidiaries (other than One Equity Partners) or any portfolio company of One Equity Partners) or the EGS Entities.

2.10                           No Other Representations and Warranties. Except for the representations and warranties contained in this Article II, neither New Parent nor any other person on behalf of New Parent makes any express or implied representation or warranty with respect to the EGS Entities, APAC or any of their respective Subsidiaries or with respect to their respective business, operations or condition. Except as otherwise set forth in this Agreement, neither New Parent nor any other person will have or be subject to any liability or indemnification obligation to NCO or any other person resulting from the distribution or failure to distribute to NCO, or NCO’s use of, any such information, including any information, documents, projections, forecasts or other material made available to NCO in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is a subject of a representation or warranty contained in this Article II.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF NCO

Except as disclosed in the corresponding sections or subsections of the separate disclosure letter which has been delivered by NCO to New Parent prior to the execution of this Agreement (the “New Parent Disclosure Letter”), NCO hereby represents and warrants to New Parent, EGS LLC and Merger Sub as follows; provided, that notwithstanding any other provision of this Agreement, neither NCO nor any of its Affiliates are making any representations nor shall have any liability hereunder with respect to any event, development or state of circumstances of which New Parent had Knowledge prior to the execution and delivery of this Agreement:

3.1                                 Organization and Qualification; Subsidiaries.  Each of NCO and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

3.2                                 Authority Relative to Agreement.  NCO has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the consent of the holders of outstanding NCO Class A Common Stock and NCO Class L Common Stock, voting together as a single class, (i) representing a majority of all the votes entitled to be cast thereupon by holders of NCO Class A Common Stock and NCO Class L Common Stock (the “Requisite Stockholder Approval”) and (ii) representing a majority of all the votes entitled to be cast thereupon by holders of NCO Class A Common Stock and NCO Class L Common Stock other than the OEP Entities and its Affiliates (the “Minority Approval”), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by NCO and the consummation by NCO of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of NCO are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by NCO and, assuming the due authorization, execution and delivery by each of New Parent, EGS LLC and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of NCO, enforceable against NCO in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

3.3                                 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither NCO nor any other person on behalf of NCO makes any express or implied representation or warranty with respect to NCO or with respect to its business, operations or condition. Except as otherwise set forth in this Agreement, neither NCO nor any other person will have or be subject to any liability or indemnification obligation to New Parent, EGS LLC or Merger Sub or any other person resulting from the distribution or failure to distribute to New Parent, EGS LLC or Merger Sub, or New Parent, EGS LLC or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to New Parent, EGS LLC or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is a subject of a representation or warranty contained in this Article III.

ARTICLE IV.
ADDITIONAL COVENANTS AND AGREEMENTS

4.1                                 Conduct of Business by New Parent Pending the Merger. Each of New Parent, EGS LLC and Merger Sub covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1, except in connection with the filing of New Parent’s Second Restated Certificate and consummation of the New Parent Recapitalization or as may be required by Law or be consented to in writing by NCO (which consent shall not be unreasonably withheld, delayed or conditioned), none of the EGS entities shall (i) issue, sell, pledge, dispose of, grant or transfer any shares of its or APAC’s capital stock, (ii) take any action to cause the business of APAC and its subsidiaries to not be conducted, in all material respects, in the ordinary course of business; and (iii) take any action to adversely affect in any material respect APAC and its subsidiaries’ business organization, existing relations and goodwill with Governmental Authorities, customers, suppliers and business associates and services of those of APAC and its subsidiaries’ current officers, employees and consultants who are integral to the operation of APAC and its subsidiaries’ businesses as currently conducted.

4.2                                 New Parent Recapitalization.  New Parent covenants and agrees to adopt New Parent’s Second Restated Certificate and effectuate the New Parent Recapitalization prior to the Effective Time.

ARTICLE V.
CONDITIONS TO THE MERGER

5.1                                 Conditions to the Obligations of Each Party.  The obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by the Parties of the following conditions at or prior to the Closing:

(a)                                  the Requisite Stockholder Approval shall have been obtained in accordance with the DGCL and the Minority Approval shall have been obtained;

(b)                                 New Parent’s Second Restated Certificate shall have been filed with the Secretary of State of the State of Delaware and become effective;

(c)                                  all conditions precedent to the New Parent Recapitalization (other than those conditions relating solely to the Reorganization Transactions) shall have been satisfied or, if permissible, waived in accordance with the underlying agreements;

(d)                                 all conditions precedent to the Refinancing (other than those conditions relating solely to the Reorganization Transactions) shall have been satisfied or, if permissible, waived in accordance with the underlying agreements;

(e)                                  the consummation of the NCO Contribution, Blackhawk Merger and the Initial APAC Contribution shall have occurred; and

(f)                                    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger, Reorganization Transactions or Refinancing illegal or otherwise restraining, enjoining or prohibiting the consummation of the Merger, Reorganization Transactions or Refinancing.

5.2                                 Conditions to the Obligations of NCO.  The obligations of NCO to consummate the Merger are subject to the satisfaction or waiver by NCO of the following further conditions at or prior to the Closing:

(a)                                  each of the representations and warranties of New Parent contained in this Agreement shall be true and correct in all respects as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

(b)                                 New Parent, EGS LLC and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

(c)                                  New Parent shall have delivered to NCO a certificate, dated the Effective Time and signed by its chief executive officer or another senior executive officer on behalf of

New Parent, certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied; and

(d)                                 the members of the board of directors of NCO shall have been appointed as the members of the board of directors of New Parent.

5.3                                 Conditions to the Obligations of New Parent, EGS LLC and Merger Sub.  The obligations of New Parent, EGS LLC and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by NCO of the following further conditions at or prior to the Closing:

(a)                                  each of the representations and warranties of NCO contained in this Agreement shall be true and correct in all respects as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

(b)                                 NCO shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c)                                  NCO shall have delivered to New Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior executive officer on behalf of Parent, certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

ARTICLE VI.
TERMINATION, AMENDMENT AND WAIVER

6.1                                 Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval or the Minority Approval, as follows:

(a)                                  by mutual written consent of each of New Parent and NCO;

(b)                                 by either New Parent or NCO, if (i) the Effective Time shall not have occurred on or before May 31, 2012 (the “Termination Date”) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 6.1(b) shall not have breached in any respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date;

(c)                                  by either New Parent or NCO, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 6.1(c) shall have used its reasonable best efforts to remove such Order or other action;

(d)                                 by NCO, if New Parent, EGS LLC or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) cannot be cured on or before the Termination Date or, if curable, is not cured by New Parent, EGS LLC or Merger Sub within 5 days of receipt by New Parent of written notice of such breach or failure; provided, that NCO is not then in breach of the Agreement such that any of the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied; or

(e)                                  by New Parent, if NCO shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (ii) cannot be cured on or before the Termination Date or, if curable, is not cured by NCO within 5 days of receipt by NCO of written notice of such breach or failure; provided, that New Parent, EGS LLC or Merger Sub is not then in breach of the Agreement such that any of the conditions set forth in Section 5.2(a) or Section 5.3(b) would not be satisfied.

6.2                                 Effect of Termination.  If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, except as otherwise provided in this Agreement, if such termination shall result from the breach by either party of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach. The provisions of this Section 6.2, Section 7.4 and Section 7.6 shall also survive any termination hereof pursuant to Section 6.1.

ARTICLE VII.
MISCELLANEOUS

7.1                                 Defined Terms.  As used in this Agreement, the terms below shall have the meanings specified below:

(a)                                  “Affiliate” means, with respect to any individual or entity, any other individual or entity directly or indirectly controlling, controlled by or under common control with such individual or entity; provided, that, for purposes of this Agreement, neither NCO nor any of its Subsidiaries shall be deemed to be an Affiliate of New Parent, EGS LLC or Merger Sub.

(b)                                 “Base Amount” has the meaning ascribed to such term in the Second Amended and Restated Certificate of Incorporation of NCO as filed with the State of Delaware on December 8, 2008 (the “NCO Certificate”).

(c)                                  “GAAP” means the United States generally accepted accounting principles.

(d)                                 “Governmental Authority” means any United States (federal, state, local or municipal) or foreign government or political subdivision, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, agency, commission or body or self-regulatory organization.

(e)                                  “Knowledge of New Parent” means the actual knowledge, without any duty of investigation or inquiry, of Thomas Kichler, Colin Farmer, Henry Briance and Steven Lunau.

(f)                                    “Law” means any and all laws, statutes, rules, regulations, principles of common law, requirements, resolutions, standard, guidance, policy, orders, awards, judgments or decrees promulgated by any Governmental Authority.

(g)                                 “Lien” means liens, licenses, adverse rights, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

(h)                                 “Order” means any award decree, order, judgment, preliminary or permanent injunction, settlement, regulatory restriction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

(i)                                     “Unpaid Yield” has the meaning ascribed to such term in the NCO Certificate.

7.2                                 Notices.  All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, facsimile or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others in accordance herewith):

If to New Parent, EGS LLC or Merger Sub, to:

EGS Holdings, Inc.
c/o One Equity Partners II, L.P.
320 Park Avenue
New York, New York 10022
Attention: Judah A. Shechter
Facsimile: (917) 464-7716

If to NCO, to:

NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044
Attention: President
Facsimile: (215) 441-2185

With a required copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention:  Barton J. Winokur, Esquire
Facsimile: (215) 994-2222

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when transmission confirmation is received, if faxed; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

7.3                                 Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile or portable document format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

7.4                                 Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

7.5                                 Availability of Merger Agreement.  An original or attested copy of this Agreement will be kept on file at the principal executive office of the Surviving Corporation.

7.6                                 Governing Law; Jurisdiction.  The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of New York, without giving effect to principles of conflicts of law. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

7.7                                 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.8                                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

7.9                                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

7.10                           Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.11                           Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NCO GROUP, INC.

By:	/s/ Thomas Erhardt
Name:	Thomas Erhardt
Title:	Executive Vice President and Chief Financial Officer

EGS HOLDINGS, INC.

By:	/s/ Thomas J. Kichler
Name:	Thomas J. Kichler
Title:	President

EXPERT GLOBAL SOLUTIONS, LLC

By:	/s/ Thomas J. Kichler
Name:	Thomas J. Kichler
Title:	Manager

NCO MERGER SUB, INC.

By:	/s/ Colin M. Farmer
Name:	Colin M. Farmer
Title:	Secretary

EXHIBIT 4.1

EIGHTH SUPPLEMENTAL INDENTURE

This EIGHTH SUPPLEMENTAL INDENTURE, dated as of March 28, 2012 (the “Supplemental Indenture”), is by and among NCO Group, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon as successor to The Bank of New York, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of November 15, 2006 providing for the issuance of 11.875% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Company proposes to amend the Indenture and the Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company has obtained the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated March 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company has done all things necessary or advisable to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Company agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1  Definitions.  Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

1.2  Effect of Headings.  The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3  Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not.

1

1.4.  Separability Clause.  In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.5  Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

1.6  Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

1.8  Reference to and Effect on the Indenture.

(a)  On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b)  Except as specifically amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE II

AMENDMENTS OF THE INDENTURE AND NOTES

2.1  Amendment to Indenture and Notes.   Following the execution and delivery by the Company and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the initial date (the “Operative Date”) of acceptance for purchase by the Company of the Notes validly tendered in the tender offer contemplated by the Consent Solicitation Statement.  Effective as of the Operative Date, the Supplemental Indenture hereby amends the Indenture and Notes as provided for herein.  If the Operative Date does not occur on or prior to the Initial Payment Date (as defined in the Consent Solicitation Statement), then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2.2  Deletion of Certain Provisions.

(a)  Amendments.

(i) As of the Operative Date, the following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

SECTION 4.02	Maintenance of Office or Agency
SECTION 4.03	Reports
SECTION 4.04	Compliance Certificate
SECTION 4.06	Limitation on Layering
SECTION 4.07	Limitation on Restricted Payments

SECTION 4.08	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
SECTION 4.09	Limitation on Indebtedness and Issuance of Preferred Stock
SECTION 4.10	Limitation on Asset Sales
SECTION 4.11	Limitation on Transactions with Affiliates
SECTION 4.12	Limitation on Liens
SECTION 4.13	Limitation on Business Activities
SECTION 4.15	Repurchase of Notes upon a Change of Control
SECTION 4.15	Limitation on Issuances of Guarantees by Restricted Subsidiaries
SECTION 4.19	Suspension of Certain Covenants
SECTION 4.20	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

(ii)  As of the Operative Date, each of clauses (a)(2), (a)(3) and (b)(2) of Section 5.01 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

(iii)  As of the Operative Date, each of clauses (c), (d), (e), (f) and (i) of Section 6.01 and each of clauses (B), (C), (D) and (E) of Section 8.02 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

2.3  Other Amendments to the Indenture.  All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.2 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.2 of this Supplemental Indenture are hereby deleted.  All cross-references in the Indenture to sections and clauses deleted by Section 2.2 of this Supplemental Indenture shall also be deleted in their entirety.

2.4  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

ARTICLE III

AMENDMENT TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.2 and 2.3 hereof.  Upon the Operative Date, such provisions from the Notes shall be deemed deleted or amended as applicable.

***

This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed all as of the date first written above.

NCO GROUP, INC.,
as the Company

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President, Corporate Strategy

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Mary Miselis
Name:	Mary Miselis
Title:	Vice President

EXHIBIT 4.2

EIGHTH SUPPLEMENTAL INDENTURE

This EIGHTH SUPPLEMENTAL INDENTURE, dated as of March 28, 2012 (the “Supplemental Indenture”), is by and among NCO Group, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon as successor to The Bank of New York, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of November 15, 2006 providing for the issuance of Floating Rate Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company proposes to amend the Indenture and the Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company has obtained the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated March 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company has done all things necessary or advisable to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Company agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1  Definitions.  Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

1.2  Effect of Headings.  The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3  Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not.

1.4.  Separability Clause.  In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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1.5  Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

1.6  Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

1.8  Reference to and Effect on the Indenture.

(a)  On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b)  Except as specifically amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE II

AMENDMENTS OF THE INDENTURE AND NOTES

2.1  Amendment to Indenture and Notes.   Following the execution and delivery by the Company and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the initial date (the “Operative Date”) of acceptance for purchase by the Company of the Notes validly tendered in the tender offer contemplated by the Consent Solicitation Statement.  Effective as of the Operative Date, the Supplemental Indenture hereby amends the Indenture and Notes as provided for herein.  If the Operative Date does not occur on or prior to the Initial Payment Date (as defined in the Consent Solicitation Statement), then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2.2  Deletion of Certain Provisions.

(a)  Amendments.

(i) As of the Operative Date, the following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

SECTION 4.02	Maintenance of Office or Agency
SECTION 4.03	Reports
SECTION 4.04	Compliance Certificate
SECTION 4.06	Limitation on Layering
SECTION 4.07	Limitation on Restricted Payments
SECTION 4.08	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
SECTION 4.09	Limitation on Indebtedness and Issuance of Preferred Stock

SECTION 4.10	Limitation on Asset Sales
SECTION 4.11	Limitation on Transactions with Affiliates
SECTION 4.12	Limitation on Liens
SECTION 4.13	Limitation on Business Activities
SECTION 4.15	Repurchase of Notes upon a Change of Control
SECTION 4.17	Limitation on Issuances of Guarantees by Restricted Subsidiaries
SECTION 4.19	Suspension of Certain Covenants
SECTION 4.20	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

(ii)  As of the Operative Date, each of clauses (a)(2), (a)(3) and (b)(2) of Section 5.01 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

(iii)  As of the Operative Date, each of clauses (c), (d), (e), (f) and (i) of Section 6.01 and each of clauses (B), (C) and (D) of Section 8.02 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

2.3  Other Amendments to the Indenture.  All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.2 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.2 of this Supplemental Indenture are hereby deleted.  All cross-references in the Indenture to sections and clauses deleted by Section 2.2 of this Supplemental Indenture shall also be deleted in their entirety.

2.4  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

ARTICLE III

AMENDMENT TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.2 and 2.3 hereof.  Upon the Operative Date, such provisions from the Notes shall be deemed deleted or amended as applicable.

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This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed all as of the date first written above.

NCO GROUP, INC.,
as the Company

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President, Corporate Strategy

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Mary Miselis
Name:	Mary Miselis
Title:	Vice President